NEWS RELEASE
Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
     Alpha Natural Resources Reports Results for First Quarter of 2007
HIGHLIGHTS
•	Alpha reports first-quarter net income of $8.3 million, or $0.13 per diluted share

•	Unit margins remain above $10, rising sequentially while unit costs decrease sequentially

•	Winter weather reduces first quarter shipments to Great Lakes steel mills and foundries, but export sales are strong

•	With export negotiations mostly completed, Alpha’s planned 2007 production is 98% committed at an average realization of approximately $56 per ton
Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q1	Q4		Q1
	2007	2006		2006
Coal sales revenues	$376.9	$407.6		$424.3
Income from operations	$20.2	$21.0		$46.6
Net income	$8.3	$63.3	*	$27.2
Earnings per diluted share	$0.13	$0.98	*	$0.43
EBITDA	$56.1	$56.0		$80.6
Tons of coal produced and processed	6.1	6.0		6.3
Tons of coal sold	6.6	7.1		7.1
Coal margin per ton	$10.21	$10.19		$13.12
A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is included in the notes accompanying the financial schedules.

*	Q4 2006 results include tax benefit of $55.6 million ($0.86 per diluted share)
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One Alpha Place * P.O. Box 2345 * Abingdon, Virginia 24212 * 866-322-5742 * 276-619-4410 * www.alphanr.com

Alpha Natural Resources, Inc.
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ABINGDON, Va., May 4, 2007—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported total revenues of $427.4 million and net income of $8.3 million, or $0.13 per diluted share, for the first quarter of 2007.
In the first quarter of 2006, mild weather and a carryover of high-priced business from the prior year resulted in revenues of $482.1 million and net income of $27.2 million, or $0.43 per diluted share. The period included a non-cash charge of $3.2 million after tax, or $0.05 per diluted share, for stock-based compensation related to the company’s initial public offering and related internal restructuring. These charges ceased in the fourth quarter of 2006.
“A number of factors led to record operating results in the first quarter last year, and we recognized that it would be difficult to match those results, but our performance this year has been essentially in line with what we expected,” said Michael J. Quillen, Alpha’s chairman and CEO. “Last year, a large amount of higher priced metallurgical business carried over from 2005 into early 2006, and we had an exceptionally mild winter that enabled us to start shipping metallurgical coal on the Great Lakes earlier than normal. We didn’t get that head start in 2007.
“Over the course of 2006 and early 2007, we also saw markets and prices soften for steam coal. As we’ve stated in the past, Alpha is not willing to commit sales at levels that do not support adequate returns, and in many cases we passed on new business due to price. Given this environment, we’ve concentrated on cost containment and our ability to adjust product mix in order to maintain unit margins in the double digits, with a greater emphasis on export sales.”
Financial Performance — First Quarter
Alpha recorded coal sales revenues of $376.9 million in the most recent quarter, down 11 percent from the prior year, as the company sold 400,000 fewer tons of metallurgical coal than the first quarter of 2006. Other revenues of $7.2 million were down from $11.4 million in the first quarter of last year, when the Callaway division contributed $3 million from construction of a segment of West Virginia’s King Coal Highway. That portion of the project was completed last September.
Earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) was $56.1 million in the quarter just ended, compared with last year’s record high of $80.6 million. The definition of EBITDA and a reconciliation to net income, the most directly comparable U.S. GAAP measure, is provided in a table included with the accompanying financial schedules.
Selling, general and administrative (SG&A) expenses during the first three months of 2007 were 20 percent lower than the corresponding period last year, which included the IPO-related stock compensation charge of $3.2 million after tax. Excluding the charge, SG&A declined by 2 percent. Depreciation, depletion and amortization (DD&A) totaled $35.8 million in the most recent quarter, compared with $33.6 million in the same period last year.
Production and Sales — First Quarter
Total coal sales for the most recent quarter were 6.6 million tons. Metallurgical coal sales volumes for the quarter were essentially unchanged on a sequential basis, but were down 14 percent from
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the strong first quarter of a year ago. Steam coal sales of 4.3 million tons were down 2 percent from 2006 levels and down 9 percent sequentially, as Alpha withheld sales from the spot markets and adjusted its production mix to sell into the metallurgical export market.
Coal production from company and contract-operated mines totaled 6.1 million tons in the quarter just ended, a 2 percent decline from the first quarter of 2006 but 3 percent higher sequentially. Alpha reduced coal purchases in the most recent quarter to 714,000 tons from 1.1 million tons in the first quarter of 2006, as third-party purchases were scaled back in favor of production from lower cost company mines.
The company’s average realized price per ton of $56.87 was 5 percent lower than the same period last year, and down 1 percent sequentially. The average metallurgical per-ton realization of $72.70 was down 5 percent year-over-year, reflecting the carryover of higher-priced business into last year, while the average steam coal realization of $48.07 was down 2 percent.
Alpha’s average cost of coal sales per ton in the most recent quarter was $46.66, down from $47.52 per ton in the prior quarter and flat versus a year ago. Planned reductions of purchased coal impacted overall unit costs favorably. Cost of coal sales per ton for company mines was up 1 percent sequentially, while the unit cost of both contractor and purchased coal declined sequentially by 5 percent and 9 percent, respectively.
Alpha’s margin per ton of $10.21 in the first quarter of 2007 declined from the all-time high of $13.12 attained during the same period last year, but was in line with the $10.19 margin achieved in the fourth quarter of 2006.
Production and sales highlights are as follows:
Production and Sales Data
(in thousands, except per-ton amounts

			%		%
			Increase/		Increase/
	Q1 2007	Q4 2006	(Decrease)	Q1 2006	(Decrease)
Production:
Produced/processed	6,144	5,967	3%	6,268	(2%)
Purchased	714	1,043	(32%)	1,115	(36%)

Total	6,858	7,010	(2%)	7,383	(7%)

Tons sold:
Steam	4,260	4,706	(9%)	4,354	(2%)
Metallurgical	2,368	2,357	0%	2,768	(14%)

Total	6,628	7,063	(6%)	7,123	(7%)

Coal sales revenue/ton:
Steam	$48.07	$48.86	(2%)	$49.00	(2%)
Metallurgical	$72.70	$75.38	(4%)	$76.22	(5%)

Total	$56.87	$57.71	(1%)	$59.58	(5%)

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			%		%
			Increase/		Increase/
	Q1 2007	Q4 2006	(Decrease)	Q1 2006	(Decrease)
Cost of coal sales/ton[1]
Alpha mines	$45.46	$44.83	1%	$40.51	12%
Contract mines[2]	$50.16	$52.73	(5%)	$53.24	(6%)

Total produced and processed	$46.22	$45.96	1%	$42.50	9%
Purchased	$50.30	$55.50	(9%)	$66.28	(24%)

Total	$46.66	$47.52	(2%)	$46.46	0%

Coal margin per ton[3]	$10.21	$10.19	0%	$13.12	(22%)

(1)	Excludes freight, DD&A and SG&A

(2)	Includes coal purchased from third parties & processed at our plants prior to resale

(3)	Coal sales revenue/ton less cost of coal sales/ton
Liquidity and Capital Resources
Cash provided by operations for the most recent quarter was $52.6 million, compared with $33.4 million in the first quarter of 2006. Cash flows last year were adversely impacted by working capital requirements, including higher receivables generated from the strong export sales in the first quarter and from payments to third parties for coal purchases in anticipation of those export commitments.
Capital expenditures for the first three months of 2007 totaled $44.6 million, compared with $51.4 million in the corresponding period last year. Alpha continues to forecast total capital expenditures for mining operations of $110 million to $125 million in 2007, or $120 million to $150 million including the Gallatin lime venture, compared with $132 million in 2006.
Total debt outstanding at the end of the first quarter of 2007 was $437.9 million, compared with $445.7 million at the end of fiscal year 2006 and $462.2 million at the end of the first quarter of 2006. The company had available liquidity of $203.7 million at March 31, 2007, including cash of $30.9 million and $193.9 million available under the company’s credit facility.
Alpha’s balance sheet at the end of the first quarter of 2007 included total legacy liabilities (workers’ compensation, retiree medical and reclamation) of $139.8 million, including current obligations of $9.1 million. Alpha continues to have one of the lowest levels of legacy liabilities among publicly traded coal companies.
Recent Developments
•	The company-wide rate for days lost due to accidents, a key safety measure, improved by 19 percent compared to last year’s average for the first quarter, and was 20 percent better than the industry benchmark for comparable coal mining operations.

•	The Black Bear #4 surface mine, operated by Alpha’s Virginia-based Paramont subsidiary, won awards for outstanding reclamation achievement from the Appalachian Regional Reforestation Initiative, a coalition of groups involving seven states and environmental
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organizations in the Eastern U.S., and from the Virginia Mining Association and Virginia Division of Mined Land Reclamation.

•	Construction of the Gallatin greenfield lime plant is on schedule. Fabrication and site work has been ongoing since January and major component assembly is expected to commence this month. The first of two planned kilns is targeted to start producing late this year, with about three-fourths of planned production already sold through 2012. Through April 2007, Alpha had paid approximately $9.8 million to date out of its total commitment of $14.1 million for the project’s first phase, including $2.9 million in capital expenditures in the first quarter of 2007.
Market Outlook
Alpha concluded contract negotiations for the bulk of its remaining metallurgical export tonnage in the first quarter—approximately 4 million tons—and pricing met the company’s expectations. Strength in the global steel markets, coupled with high ocean freight rates and logistical problems encountered by Australian and Canadian exporters, has created opportunities for unplanned metallurgical sales overseas in the first quarter and beyond. Alpha has used its flexible mine portfolio and blending capabilities to shift captive production from the steam to the metallurgical markets, while reducing coal purchases. The company expects that, as a proportion of its overall 2007 sales, metallurgical coal volumes will be at the higher end of the 30 percent to 35 percent range provided during the last quarterly reporting cycle.
Steam coal market conditions also appear to be improving, with Eastern supply and demand coming back into better balance, higher utility coal burns and strong overseas demand drawing steam coal out of the U.S. Alpha has been cautious and will continue to be so in committing forward steam coal production into 2008 and 2009 at prices that do not provide adequate returns to the company.
As of April 20, 2007, the company had approximately 98 percent of 2007 planned production committed and priced at a blended (steam and metallurgical) price per ton of approximately $56. Also as of April 20, Alpha had committed and priced 43 percent of planned 2008 production, with an additional 6 percent of planned production committed but unpriced. The uncommitted balance was composed of 49 percent metallurgical coal and 51 percent steam coal.
Financial Outlook
At this time, Alpha believes there are no developments that would cause the company to substantially alter the financial outlook it gave on February 14, 2007. Alpha maintains its target for produced and processed tons of 24 million to 25 million tons, but based on the current outlook, is scaling back its target for purchased coal to 3 million tons from the previous target of 4 million to 5 million tons. The target for average realized price per ton is unchanged at $55 to $56, and average cost of coal sales is expected to remain essentially unchanged from last year. The company is also maintaining its outlook for DD&A between $150 million and $155 million, and lowering its projected tax rate to between 24 percent and 26 percent.
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Conference Call Webcast
Alpha will hold a conference call to discuss first-quarter 2007 results on Friday, May 4, 2007 at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through May 18 on the company’s web site, or can be accessed by phone by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 6082401.
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 91 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 69 mines feeding 10 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.
ANRG
Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate the operations we have acquired with our existing operations, as well as our ability to successfully integrate operations we may acquire in the future; our plans and objectives for future operations and expansion or consolidation; the progress of project construction plans and marketing agreements relating to Gallatin Materials LLC; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining production, and those affecting our customers’ coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; forward sales and purchase contracts not accounted for as a hedge; indemnification of certain obligations not being met; continued funding of the road construction business; and disruption in coal supplies. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
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Investor / Media Contact
Ted Pile, Alpha Natural Resources (276) 623-2920
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of EBITDA
EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended
	March 31,
	2007	2006
Revenues:
Coal sales revenues	$376,930	$424,331
Freight and handling revenues	43,211	46,392
Other revenues	7,230	11,417

Total revenues	427,371	482,140

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	309,255	330,885
Freight and handling costs	43,211	46,392
Cost of other revenues	5,628	7,951
Depreciation, depletion and amortization	35,789	33,634
Selling, general and administrative expenses	—	—
(exclusive of depreciation and amortization shown separately above)	13,239	16,639

Total costs and expenses	407,122	435,501

Income from operations	20,249	46,639

Other income (expense):
Interest expense	(9,993)	(10,277)
Interest income	637	188
Miscellaneous income, net	42	282

Total other income (expense), net	(9,314)	(9,807)

Income before income taxes and minority interest	10,935	36,832
Income tax expense	2,629	9,620
Minority interest	(43)	—

Net income	$8,349	$27,212

Net income per basic and diluted share	$0.13	$0.43

Weighted average shares-basic	64,579,163	63,800,952

Weighted average shares-diluted	64,793,602	63,946,158

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$30,896	33,256
Trade accounts receivable, net	156,738	171,195
Notes and other receivables	6,694	6,466
Inventories	84,780	76,844
Prepaid expenses and other current assets	40,002	50,893

Total current assets	319,110	338,654

Property, plant, and equipment, net	640,598	637,136
Goodwill	20,547	20,547
Other intangibles, net	11,228	11,720
Deferred income taxes	94,847	94,897
Other assets	44,806	42,839

Total assets	$1,131,136	1,145,793

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$3,274	3,254
Note payable	14,069	20,941
Bank overdraft	21,110	23,814
Trade accounts payable	69,808	75,986
Deferred income taxes	7,151	7,601
Accrued expenses and other current liabilities	82,227	90,594

Total current liabilities	197,639	222,190

Long-term debt, net of current portion	420,586	421,456
Workers’ compensation benefits	8,003	7,169
Postretirement medical benefits	52,346	50,712
Asset retirement obligation	70,345	69,495
Deferred gains on sale of property interests	3,657	3,885
Other liabilities	23,600	26,887

Total liabilities	776,176	801,794

Minority Interest	363	(50)

Stockholders’ equity:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 65,531,641 and 64,964,287 shares issued and outstanding	655	650
Additional paid-in capital	217,209	215,020
Accumulated other comprehensive loss	(19,014)	(19,019)
Retained earnings	155,747	147,398

Total stockholders’ equity	354,597	344,049

Total liabilities and stockholders’ equity	$1,131,136	1,145,793

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three months ended
	March
	2007	2006
Operating activities:
Net income	$8,349	27,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	35,788	33,634
Amortization of debt issuance costs	570	566
Accretion of asset retirement obligation	1,556	1,077
Stock-based compensation	2,650	3,833
Amortization of deferred gains on sales of property interests	(228)	(239)
Gain on sale of fixed assets, net	(282)	(153)
Minority interest	(43)	—
Change in fair value of derivative instruments	(449)	—
Deferred income taxes	(402)	1,975
Other	86	384
Changes in operating assets and liabilities	5,015	(34,861)

Net cash provided by operating activities	52,610	33,428

Investing activities:
Capital expenditures	$(44,577)	(51,439)
Proceeds from disposition of property, plant, and equipment	508	182
Investment in and advances to investee	(71)	(15)
Collections on note receivable from coal supplier	—	1,432
Other	(404)	—

Net cash used in investing activities	(44,544)	(49,840)

Financing activities:
Repayments of notes payable	(6,872)	(45,457)
Proceeds from issuance of long-term debt	—	95,000
Repayments on long-term debt	(850)	(73,125)
Increase (decrease) in bank overdraft	(2,704)	12,313
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	—	(1,200)
Proceeds from exercise of stock options	—	410

Net cash used in financing activities	(10,426)	(12,059)

Net decrease in cash and cash equivalents	(2,360)	(28,471)
Cash and cash equivalents at beginning of period	33,256	39,622

Cash and cash equivalents at end of period	$30,896	11,151

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The following table reconciles EBITDA to net income, the most directly comparable GAAP measure:

	Quarter ended
	March 31,
	2007	2006
	(In thousands)
Net income	$8,349	27,212
Interest expense	9,993	10,277
Interest income	(637)	(188)
Income tax expense	2,629	9,620
Depreciation, depletion and amortization	35,789	33,634

EBITDA	56,123	80,555

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